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                                                                      Exhibit 23

                         Independent Auditors' Consent


The Board of Directors
WesterFed Financial Corporation:

We consent to the inclusion of our report dated February 23, 2001, with respect to the consolidated balance sheets of WesterFed Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2000, the six months ended December 31, 1999 and the years ended June 30, 1999 and 1998, which report appears in the Form 8-K/A of Glacier Bancorp, Inc. filed on May 3, 2001.

/s/ KPMG LLP


Billings, Montana
May 2, 2001